Exhibit 10.9
Amendment 2011-1
Dole Food Company, Inc. Supplementary Executive Retirement Plan
Rabbi Trust Agreement
(Dated January 27, 2003)
          This amendment to the Dole Food Company, Inc. Supplementary Executive Retirement Plan Rabbi Trust Agreement, by and between Dole Food Company, Inc. (the “Company”) and Mellon Bank, N.A., dated January 27, 2003 (the “SERP Trust”), as described below, is intended to broaden the definition of a “change in control,” to reflect an identical change to the Dole Food Company, Inc. Supplementary Executive Retirement Plan.
          The changes in this amendment are effective February 24, 2011.
1. Section 15 (“Miscellaneous”) is amended by re-numbering subsections (e)(5) through (e)(8) as subsections (e)(6) through (e)(9), respectively, making corresponding modifications to all cross-references thereto, and adding the following as a new subsection (e)(5):
(5)	The consummation of any other significant corporate transaction determined by the Board of Directors of the Company or the Corporate Compensation and Benefits Committee of the Board of Directors of the Company to be a Change in Control.
2. Section 15 (“Miscellaneous”) is amended by modifying subsection (e)(6) (subsection (e)(5) prior to this Amendment) to read, in its entirety, as follows:
(6)	For purposes of this Section 15(e) relating to a Fundamental Transaction and an Asset Sale, the consummation or effectiveness of a Fundamental Transaction or an Asset Sale shall not constitute a Change in Control if more than 50 percent of the outstanding voting securities of the Resulting Entity or the Transferee Entity, as appropriate, are, or are to be, Beneficially Owned by David H. Murdock.
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In Witness Whereof, the execution of this amendment by the Company is pursuant to resolutions adopted by the Corporate Compensation and Benefits Committee of the Board of Directors of the Corporation on February 24, 2011.

Dole Food Company, Inc.

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